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                                                                     EXHIBIT 9.2

AGREEMENT, dated as of March 30, 2004 (this "Agreement"), by and among IMARX THERAPEUTICS, INC., a Delaware corporation (the "Company") and EDSON MOORE Healthcare Ventures, Inc., a Delaware corporation ("EMHV").

                                  INTRODUCTION

     EMHV holds (i) 593,226 shares (the "Series B Shares") of the Series B Preferred Stock, par value $0.0001 per share, of the Company (the "Series B Preferred Stock"), which constitutes all of the issued and outstanding shares of the Series B Preferred Stock and (ii) 285,714 shares of the Series C Preferred Stock, par value $0.0001 per share, of the Company (the "Series C Preferred Stock"), which constitutes all of the issued and outstanding shares of the Series C Preferred Stock.

     As set forth in the Second Amended and Restated Certificate of Incorporation of the Company (the "Certificate"), (i) holders of shares of Series B Preferred Stock are entitled to receive a mandatory dividend per share equal to seven percent (7%) per annum of the original issue price of the Series B Preferred Stock, (ii) the original issue price of the Series B Preferred Stock is $16.00 per share, (iii) the mandatory dividends are payable by the Company by the issuance of additional shares of Series B Preferred Stock, and (iv) the Series B Shares are currently convertible into shares of common stock, par value $0.0001 per share, of the Company (the "Common Stock"), at a conversion price of $16.00 per share, subject to any adjustments resulting from events occurring since the original issuance of the Series B Preferred Stock and any future events, in each case, as set forth in the Certificate (the "Series B Conversion Price").

     The Company desires to have EMHV (i) waive (a) its right to the payment of dividends that have accrued on the Series B Shares and have not yet been paid to EMHV and (b) its right to the accrual on or payment of any future dividends on the Series B Shares (collectively, the "Dividend Rights") and (ii) agree that, upon an Optional Conversion of the Series B Preferred Stock under Section 5(b)(i) of Article IV.B of the Certificate or of the Series C Preferred Stock under Section 5(c)(i) of Article IV.B of the Certificate, or a Required Conversion of the Series B Preferred Stock under Section 5(b)(ii) of Article IV.B of the Certificate or of the Series C Preferred Stock under Section 5(c)(ii) of Article IV.B of the Certificate, all shares of Series B Preferred Stock and Series C Preferred Stock will convert into Common Stock as set forth in the Third Amended and Restated Certificate of Incorporation of the Company in the form attached hereto as Exhibit A (the "Restated Charter"), and, in exchange therefore, the Company has agreed to decrease the Series B Conversion Price of the Series B Preferred Stock to $9.17 per share and of the Series C Preferred Stock to $6.76 per share, subject to adjustment for splits, combinations, stock dividends and the like set forth in the Restated Charter (the "Adjusted Conversion Prices"). The adjustment of the conversion price of the Series C Preferred Stock results from the effect of certain anti-dilution adjustments as to which the holders of the Series C Preferred Stock were entitled pursuant to the Second Amended and Restated Certificate of Incorporation.

     To effectuate EMHV's waiver of the Dividend Rights and adjust the conversion price of the shares of Series B Preferred Stock and the Series C Preferred Stock to the Adjusted Conversion Prices, the Company has obtained the requisite prior consent of its stockholders and

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filed the Restated Charter with the Secretary of State of the State of Delaware
(the "SOS") as of the date hereof.

                                    AGREEMENT

     The parties hereby agree as follows:

     1. AGREEMENTS AND COVENANTS.

          1.1. Waiver of Dividend Rights. EMHV hereby waives the Dividend Rights, which waiver shall be effective upon execution of this Agreement by the Company and the receipt of confirmation of the filing with, and acceptance by, the SOS of the Restated Charter.

          1.2. Amendment and Restatement of Certificate. In consideration of the EMHV's waiver contained in Section 1.1, the Company hereby agrees to adjust the conversion price of the shares of Series B Preferred Stock and the Series C Preferred Stock to the Adjusted Conversion Prices by filing the Restated Charter, effective as of the date hereof.

     2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company hereby represents and warrants to EMHV as follows:

          2.1. Authority. The Company has legal capacity to enter into this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby (including, without limitation, the filing of the Restated Charter with the SOS). This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          2.2. No Conflicts; Consents. The execution and delivery of this Agreement by the Company does not, the consummation of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (a) the Restated Certificate or the By-Laws of the Company, (b) any contract, commitment, agreement or arrangement to which the Company is a party or by which any of his properties or assets are bound, or (c) any judgment, order, decree, statute or law. No permit, order, license, approval or authorization of, or registration, declaration or filing with, any person, firm, corporation, partnership, limited liability company, joint venture, association or entity (governmental or private) is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

          2.3. Capitalization; Voting Rights. The authorized capital stock of the Company, immediately prior to the date hereof, consisted of: (i) 20,000,000 shares of Common Stock, 2,936,633 of which were issued and outstanding; (ii) 15,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (the "Preferred Stock"), (A) 2,400,000 of which were designated as the Series A Preferred Stock, par value $[0.0001] per share, of the Company,


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2,291,144 of which were issued and outstanding, (B) 800,000 of which were designated as the Series B Preferred Stock of the Company, 593,226 of which were issued and outstanding, (C) 1,700,000 of which were designated as the Series C Preferred Stock of the Company, 285,714 of which were issued and outstanding,
(D) 545,500 of which were designated as the Series D Preferred Stock, par value $[0.0001] per share, of the Company, 438,232 of which were issued and outstanding. The aggregate outstanding principal amount of the convertible promissory notes issued by the Company is $2,000,000, and such convertible notes are currently convertible into 1,200,000shares of Common Stock (including 200,000 warrants to purchase Common Stock).

          2.4. Series B and Series C Shares. The books and records of the Company reflect the record and beneficial ownership by EMHV, as of the date of this Agreement, of (i) 593,226 shares of Series B Preferred Stock and (ii) 285,714 shares of Series C Preferred Stock. As of the date of this Agreement (assuming the filing of the Restated Charter), (i) the shares of Series B Preferred Stock held by EMHV are convertible into 1,034,752 shares of Common Stock and (ii) the shares of Series C Preferred Stock held by EMHV are convertible into 295,835 shares of Common Stock.

          2.5. Accrued Dividends. As of date of this Agreement, 41,526 shares of Series B Preferred Stock have accrued, and are unpaid, as mandatory dividends upon the Series B Shares (the "Accrued Dividends").

     3. REPRESENTATIONS AND WARRANTIES OF EMHV.

          EMHV hereby represents and warrants to the Company as follows:

          3.1. Authority. EMHV has legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by EMHV and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          3.2. Accrued Dividends on Series B Shares. EMHV acknowledges that the Accrued Dividends are part of the Dividend Rights waived in accordance Section
1.1 and that, upon the Company's execution and delivery of this Agreement and the filing of the Restated Charter, EMHV shall have no entitlement to any Dividend Rights, including such Accrued Dividends.

     4. ADDITIONAL COVENANTS.

          4.1. Voting Agreement. From the date of this Agreement until the second anniversary thereof, on all matters relating to the election of directors of the Company, EMHV agrees to vote all shares of capital stock of the Company held by EMHV (or shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect Evan C. Unger, M.D. as a member of the Company's Board of Directors.


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          4.2. Restriction on Transfer. During the twelve (12) month period immediately subsequent to the closing of the offering of securities of the Company conducted with the assistance of First Montauk Securities Corp. ("First Montauk"), for so long as EMHV together with its affiliates holds five percent (5%) or more of the capital stock of the Company, EMHV shall not, and shall cause its affiliates not to, transfer any shares of capital stock of the Company without complying with the right of first refusal granted by the Company to First Montauk pursuant to the Letter of Intent, dated January 8, 2004, by and between the Company and First Montauk.

     5. MISCELLANEOUS.

          5.1. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other party; provided, however, that notwithstanding the foregoing, EMHV may assign this Agreement and the rights hereunder, in whole or in part, to an affiliate (provided that EMHV shall remain liable as to all obligations of EMHV under this Agreement) and the Company may assign this Agreement and the rights hereunder, in whole or in part, to the surviving entity pursuant to a sale of substantially all of the Company's assets, by merger or consolidation or by a sale of all of the Company's capital stock (provided that the surviving entity shall remain liable as to all obligations of the Company under this Agreement). Any instrument purporting to make an assignment in violation of this Section 5.1 shall be void.

          5.2. Benefits of Agreement. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          5.3. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

          5.4. Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          5.5. Further Assurances. Each party agrees to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other parties hereto to effectuate the purposes of this Agreement.

          5.6. Amendment and Waiver. This Agreement may be amended, modified or waived only with the prior written consent of each of the parties.

          5.7. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence


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therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies shall be cumulative and not alternative.

          5.8. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

               If to the Company: ImaRx Therapeutics, Inc.
                                  1635 East 18th Street
                                  Tucson, AZ 85719
                                  Attention: Chief Financial Officer
                                  Facsimile: (520) 791-2437

               With a copy to:    Osborn Maledon
                                  2929 N. Central Avenue, Suite 2100
                                  Phoenix, AZ 85012-2794
                                  Attention: Christopher S. Stachowiak
                                  Facsimile: (602) 664-2055

               If to EMHV:        Edson Moore Healthcare Ventures, Inc.
                                  101 Brookmeadow Road
                                  Wilmington, DE 19807
                                  Attention: President
                                  Facsimile: (302) 994-3086

               With a copy to:    Reitler Brown LLC
                                  800 Third Avenue, 21st Floor
                                  New York, New York 10022
                                  Attention: Scott H. Rosenblatt, Esq.
                                  Facsimile: (212) 371-5500

or, to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

          5.9. Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          5.10. Counterparts. This Agreement may be executed in any number of counterparts (facsimile or otherwise), each of which shall be an original, but all of which together shall constitute one instrument.


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          5.11. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware (without giving effect to its conflict of laws principles).

          5.12. Consent to Jurisdiction and Service of Process. Each of the parties hereby irrevocably and unconditionally submits to the jurisdiction of the courts of the State of New York or the State of Arizona and of the Federal courts sitting in the State of New York or the State of Arizona in any action or proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based in contract, tort, equity or any other theory). Each of the parties agrees that all actions or proceedings arising out of or relating to this Agreement must be litigated exclusively in any such States or, to the extent permitted by law, Federal court that sits in the County of New York or County of Maricopa, and accordingly, each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such action or proceeding in any such court. Each party further irrevocably consents to service of process in the manner provided for notices in Section 5.8. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          5.13. General. Any exhibits are hereby incorporated by reference and made a part of this Agreement.

                            (SIGNATURE PAGE FOLLOWS)


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

                                        IMARX THERAPEUTICS, INC.


                                        By: /s/ Evan Unger
                                            ------------------------------------
                                        Name: Evan C. Unger, M.D.
                                        Title: President


                                        EDSON MOORE HEALTHCARE VENUTERES, INC.


                                        By: /s/ John A. Moore
                                            ------------------------------------
                                        Name: John Moore
                                        Title: President


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